FRED'S, INC.
                              4300 NEW GETWELL ROAD
                               MEMPHIS, TENNESSEE

                     --------------------------------------

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                     to be held on Wednesday, June 15, 2005

                     --------------------------------------



TO THE SHAREHOLDERS OF FRED'S, INC.:

     Notice is hereby given that the Annual Meeting of Shareholders of Fred's, Inc. (the "Company" or "Fred's") will be held at the Holiday Inn Express, 2192
S. Highway 441, Dublin, Georgia, on Wednesday, June 15, 2005, at 6:00 p.m., Eastern Daylight Time, for the following purposes:

     1. To elect the Company's Board of Directors; and

     2. To approve the designation of BDO Seidman, LLP as our independent registered public accounting firm of the Company, as described in the Proxy Statement

     The accompanying Proxy Statement contains further information with respect to these matters.

     Only shareholders of record at the close of business on April 29, 2005 will be entitled to vote at the meeting or any adjournment thereof.

WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, YOU ARE REQUESTED TO COMPLETE, DATE, SIGN AND RETURN THE ENCLOSED PROXY IN THE ENCLOSED ENVELOPE. NO POSTAGE IS REQUIRED FOR MAILING IN THE UNITED STATES.


                                     By order of the Board of Directors,




                                     Charles S. Vail
                                     Secretary


May 20, 2005

                                  FRED'S, INC.
                              4300 NEW GETWELL ROAD
                            MEMPHIS, TENNESSEE 38118
                    ----------------------------------------

                                 PROXY STATEMENT

                    ----------------------------------------

                For Annual Meeting of Shareholders, June 15, 2005


     The enclosed proxy is solicited by the Board of Directors (the "Board" or "Board of Directors") of Fred's, Inc. (the "Company" or "Fred's") to be voted at the Annual Meeting of Shareholders to be held on June 15, 2005, at 6:00 p.m., Eastern Daylight Time, at the Holiday Inn Express, 2192 S. Highway 441, Dublin, Georgia, or any adjournments thereof (the "Annual Meeting"). At the Annual Meeting, the presence in person or by proxy of the holders of a majority of the total number of shares of outstanding Class A common stock ("Common Stock") will be necessary to constitute a quorum.

     All shares represented by properly executed proxies will be voted in accordance with the instructions indicated thereon unless such proxies previously have been revoked. If any proxies of holders of Common Stock do not contain voting instructions, the shares represented by such proxies will be voted FOR Proposals 1 and 2. The Board of Directors does not know of any business to be brought before the Annual Meeting, other than as indicated in the notice, but it is intended that, as to any other such business properly brought before the meeting, votes may be cast pursuant to the proxies in accordance with the judgment of the persons acting thereunder.

     Any shareholder who executes and delivers a proxy may revoke it at any time prior to its use upon (a) receipt by the Secretary of the Company of written notice of such revocation; (b) receipt by the Secretary of the Company of a duly executed proxy bearing a later date; or (c) appearance by the shareholder at the meeting (with proper identification) and his request for the return of his proxy or his request for a ballot.

     A copy of this Proxy Statement and the enclosed Proxy Card are first being sent to shareholders on or about May 20, 2005.

                                Voting Securities

     Only shareholders of record at the close of business on April 29, 2005, will be entitled to vote at the Annual Meeting. As of such date, the Company had outstanding and entitled to vote at the Annual Meeting 39,813,381 shares of Common Stock. All references to shares and share prices reflect the stock split effected on July 1, 2003. Each share of Common Stock is entitled to one vote for all matters before the Annual Meeting.

     Votes cast by proxy or in person at the Annual Meeting will be tabulated by the election inspectors appointed for the meeting. A quorum must be present in order for the Annual Meeting to be held. In order for the quorum requirement to be satisfied, a majority of the issued and outstanding shares of Common Stock entitled to vote at the meeting must be present in person or represented by proxy. The election inspectors will treat abstentions as shares that are present and entitled to vote for purposes of determining the presence of a quorum. If a broker indicates on the proxy that it does not have discretionary authority as to specified shares to vote on a particular matter, those shares will not be considered as present and entitled to vote with respect to that matter. The nominees for Director receiving a plurality of the votes cast at the Annual Meeting in person or by proxy will be elected. The election of the Company's Board of Directors and the designation of BDO Seidman, LLP as our independent registered public accounting firm will be approved if the votes cast favoring the action exceed the votes cast opposing the action. Abstentions and broker non-votes have no effect on the vote for the election of Directors and the designation of BDO Seidman LLP.

                            Ownership of Common Stock
                                  by Directors,
                     Officers and Certain Beneficial Owners

     The following table sets forth the beneficial ownership known to the Company of Common Stock as of April 29, 2005, by (i) beneficial owners of more than five percent of Common Stock, (ii) each director, (iii) each of the persons named in the Summary Compensation Table, and (iv) all directors and executive officers of Fred's as a group.

                                                           Shares of Common Stock Beneficially Owned(1)
                                               -------------------------------------------------------------------
                                                             Number of Shares
                                               -----------------------------------------
Beneficial Owner                                  Options(3)                   Total(4)                 Percent(2)
----------------                               ---------------                ----------                ----------

FMR Corp. (5)                                        --                       4,540,700                   11.4

Janus Capital Management LLC (6)                     --                       2,930,908                    7.4

Franklin Resources, Inc. (7)                         --                       2,712,918                    6.8

Michael J. Hayes (8)                              48,250                      2,408,254                    6.0

John R. Eisenman                                  16,125                         19,639                      *

Roger T. Knox                                     16,125                         46,640                      *

John D. Reier                                     22,875                        107,178                      *

Thomas H. Tashjian                                10,502                        305,108                      *

B. Mary McNabb                                      --                            --                         *

Gerald E. Thompson                                  --                            --                         *

Jerry A. Shore                                    10,200                         42,387                      *

Reggie E. Jacobs                                   1,650                         11,650                      *

Dennis K. Curtis                                   1,500                         21,937                      *

All Directors and Executive Officers
  as a Group (13 persons)                        138,327                      3,029,669                    7.5

*  Less than 1%
---------------------

(1) As used in this table, beneficial ownership means the sole or shared power to vote, or direct the voting of, a security, or the sole or shared power to dispose, or direct the disposition, of a security. Except as otherwise indicated, all persons listed above have (i) sole voting power and investment power with respect to their shares of Common Stock, except to the extent that authority is shared by spouses under applicable law, and
     (ii) record and beneficial ownership with respect to their shares of Common Stock. The address for all except FMR Corp., Janus Capital Management LLC, and Franklin Resources, Inc. is 4300 New Getwell Rd., Memphis, TN 38118. The address of FMR Corp. is 1 Federal Street, Boston, MA 02110-2003, Janus Capital Management LLC is 100 Fillmore Street, Suite 400 Denver, CO 80206-4928, and Franklin Resources, Inc. is 1 Franklin Parkway, San Mateo, CA 94403-1906.
(2) Based on 40,185,064 shares, which consists of the total outstanding shares of Common Stock as of April 29, 2005 (39,813,381) and options (371,683) exercisable within sixty (60) days of April 29, 2005.
(3) Represents stock options that are exercisable within sixty (60) days of April 29, 2005.
(4) Includes stock options that are exercisable by beneficial owners within sixty (60) days of April 29, 2005.
(5) This information is based on Amendment 1 to Schedule 13G filed on April 11, 2005 by FMR Corp., which reported that as of March 31, 2005, it had sole power to vote or direct the vote of 6,300 shares and sole power to dispose of or direct the disposition of 4,540,700 shares.
(6) This information is based on a Schedule 13G filed by Janus Capital Management, LLC ("Janus"), which reported that as of December 31, 2004, it had sole power to vote or direct the vote of 2,930,908 shares and sole power to dispose of or direct the disposition of 2,930,908 shares. Janus disclaims beneficial ownership of these shares.
(7) This information is based on a Schedule 13G filed on February 11, 2005 by Franklin Resources, Inc. ("FRI"), which reported that as of December 31, 2004, it was deemed by virtue of Rule 13d-3 of the Securities Exchange Act of 1934, as amended, to have beneficial ownership of 2,712,918 shares, with the sole power to vote or direct the vote of 2,007,513 shares, and the sole power to dispose of or direct the disposition of 2,262,313 shares. Franklin Advisory Services, Inc., a wholly-owned subsidiary of FRI, has the sole power to vote or direct the vote of 400,000 shares, and the sole power to dispose of or direct the disposition of 400,000 shares. Fiduciary Trust Company International, a wholly-owned subsidiary of FRI, has the sole power to vote or direct the vote of 50,605 shares, and the sole power to dispose of or direct the disposition of 50,605 shares.
(8) Includes 165,018 shares owned by Mr. Hayes' wife and 56,832 shares owned by Memphis Retail Limited Partnership which are attributable to Mr. Hayes and two of his children.

                       PROPOSAL 1 (ELECTION OF DIRECTORS)

     Seven directors, constituting the entire Board of Directors, are to be elected at the Annual Meeting to serve one year or until their successors are elected and qualified. The Board of Directors proposes the election of the following nominees:

                 Nominee                           Age                            Title
--------------------------------------------       ---             ------------------------------------

Michael J. Hayes............................       63              Chairman and Chief Executive Officer
John R. Eisenman............................       63                            Director
Roger T. Knox...............................       67                            Director
John D. Reier...............................       65                     Director and President
Thomas H. Tashjian..........................       50                            Director
B. Mary McNabb..............................       56                            Director
Gerald E. Thompson..........................       55                            Director

Principal Occupation, Business, and Directorships

     Michael J. Hayes was elected a Director of the Company in January 1987 and was named Chairman of the Board in November 2001. Mr. Hayes has been Chief Executive Officer since October 1989 and served as a Managing Director of the Company from 1989 to 2002 when that position was eliminated. He was previously employed by Oppenheimer & Company, Inc. in various capacities from 1976 to 1985, including Managing Director and Executive Vice President - Corporate Finance and Financial Services.

     John R. Eisenman is involved in real estate investment and development located in Greensboro, North Carolina. Mr. Eisenman has been engaged in commercial and industrial real estate brokerage and development since 1983. Previously, he founded and served as President of Sally's, a chain of fast food restaurants, from 1976 to 1983, and prior thereto held various management positions in manufacturing and in securities brokerage. Mr. Eisenman has served as a Director since the Company's initial public offering in March 1992.

     Roger T. Knox is President Emeritus of the Memphis Zoological Society and was its President and Chief Executive Officer from January 1989 through March 2003. Mr. Knox was the President and Chief Operating Officer of Goldsmith's Department Stores, Inc. (a full-line department store in Memphis and Jackson, Tennessee) from 1983 to 1987 and its Chairman of the Board and Chief Executive Officer from 1987 to 1989. Prior thereto, Mr. Knox was with Foley's Department Stores in Houston, Texas for 20 years. Mr. Knox has served as a Director since the Company's initial public offering in March 1992. Additionally, Mr. Knox is a Director of Hancock Fabrics, Inc.

     John D. Reier is President and a Director. Mr. Reier joined the Company in May 1999 as President and was elected a Director of the Company in August 2001. Prior to joining the Company, Mr. Reier was President and Chief Executive Officer of Sunny's Great Outdoors Stores, Inc. from 1997 to 1999, and was President, Chief Operating Officer, Senior Vice President of Merchandising, and General Merchandise Manager at Family Dollar Stores, Inc. from 1987 to 1997.

     Thomas H. Tashjian was elected a Director of the Company in March 2001. Mr. Tashjian is a private investor. Previously, he served as a managing director and consumer group leader at Banc of America Montgomery Securities in San Francisco. Prior to that, Mr. Tashjian held similar positions at First Manhattan Company, Seidler Companies, and Prudential Securities. Mr. Tashjian's earlier retail operating experience was in discount retailing at the Ayrway Stores, which were acquired by Target, and in the restaurant business at Noble Roman's.

     B. Mary McNabb was elected a director of the Company in April 2005. Ms. McNabb became Chief Executive Officer of Garden Ridge Stores, a home-decor chain with $430 million annual sales, in May 2005. Prior to accepting this position, she served as an executive vice president and a director of The Mowbray Group, a California-based retail consulting firm that specializes in problem-solving, cost reductions, importing, and retail management. She also has served as a member of the Board of Directors of C-ME (Cyber Merchants Exchange), a public company, and now as an advisor to the board is involved in the development of the company's ASAP Trade Show. Ms. McNabb was formerly executive vice president of merchandising and marketing for Factory 2-U, vice president of sourcing for S-Q of California, and West Coast manager/buyer for One Price Clothing, Inc.

     Gerald E. Thompson R.Ph., was elected a director of the Company in April 2005. He retired in July 2004 from Eckerd Corporation, a subsidiary of J.C. Penney. Joining the company in 1997 as regional vice president, a position he had held for almost 10 years with Thrift Drug Stores prior to its merger with Eckerd that year, he was promoted to senior vice president of pharmacy services in 2000. At different times during his career with Eckerd, Mr. Thompson held primary operating responsibility for approximately 2,000 stores and, as senior vice president, he oversaw all of Eckerd's 2,800. Mr. Thompson served in the industry's trade organization, the National Association of Chain Drug Stores, where he participated in legislative activities on the federal and state level and was a member of the Association's Pharmacy and Governmental Affairs committees.

     If, for any reason, any of the nominees shall become unavailable for election, the individuals named in the enclosed proxy may exercise their discretion to vote for any substitutes chosen by the Fred's Board of Directors, unless the Board of Directors should decide to reduce the number of directors to be elected at the Annual Meeting. Fred's has no reason to believe that any nominee will be unable to serve as a director.

     For information concerning the number of shares of Common Stock owned by each director, and all directors and executive officers as a group as of April 29, 2005, see "Ownership of Common Stock by Directors, Officers and Certain Beneficial Owners." There are no family relationships between any directors or executive officers of Fred's.

       THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE "FOR" THE
             ELECTION OF THE NOMINEES TO FRED'S BOARD OF DIRECTORS.

Section 16(a) Beneficial Ownership Reporting Compliance

     Based solely upon a review of reports of beneficial ownership of Fred's Common Stock and written representations furnished to Fred's by its officers, directors and principal shareholders, Fred's is not aware of any such reporting person who or which failed to file with the Securities and Exchange Commission (the "Commission") on a timely basis any required reports of changes in beneficial ownership during fiscal year 2004.

Board of Directors

     During the last fiscal year, Fred's Board of Directors held six meetings. Michael J. Hayes, John R. Eisenman, Roger T. Knox, John D. Reier and Thomas H. Tashjian attended all of the Board meetings and the prior year annual meeting.
B. Mary McNabb and Gerald E. Thompson were added to the Board of Directors in April 2005. Mr. Hayes is Chairman of the Board of Directors. Non-employee Directors of Fred's are paid for their services as such $22,250 per year plus reasonable expenses for meeting attendance, and are granted stock options from time to time. John R. Eisenman, Roger T. Knox, Thomas H. Tashjian, B. Mary McNabb, and Gerald E. Thompson are considered independent as defined in the listing standards of the National Association of Securities Dealers' Automated Quotation System ("NASDAQ").

     The Board of Directors has a process for shareholders to send communications to the Board. Shareholders may send communications to our Board by sending a letter to: Board of Directors, Fred's Inc., c/o General Counsel, 4300 New Getwell Rd., Memphis, TN 38118. All communication will be reviewed by our Legal Department and forwarded to the Board of Directors on a quarterly basis, unless requested by the Board on a more frequent basis. Your communication will be treated confidentially, subject to applicable laws, regulations or legal proceedings, if so marked on the envelope or in the communication.

Code of Ethics

     The Company has a code of ethics that applies to all of its directors, officers (including its Chief Executive Officer, President, Chief Financial Officer, Chief Information Officer, Controller and any person performing similar functions) and employees.

Audit Committee

     The Audit  Committee of the Board of Directors,  which is comprised of John
R. Eisenman, Chairman of the Committee, Roger T. Knox, Thomas H. Tashjian, B. Mary McNabb, and Gerald E. Thompson, met 13 times during the last fiscal year. Members Eisenman, Knox, and Tashjian attended all of the Committee meetings. Members McNabb and Thompson were added to the Committee in April 2005. Each of the members of the Audit Committee is an independent director as defined in the NASDAQ listing standards. Audit Committee members are paid for their services $4,000 per year for Mr. Eisenman, Chairman and $2,400 per year for members Knox, Tashjian, McNabb and Thomson plus reasonable expenses for meeting attendance. The Audit Committee is responsible for the engagement of the independent registered public accounting firm; considering the range of audit and non-audit fees; assisting the Board in fulfilling its oversight responsibilities by reviewing the financial reports and other financial information provided by the Company to any governmental body or the public; reviewing the Company's systems of internal controls regarding finance, accounting, legal compliance and ethics that management and the Board have established; and reviewing the Company's auditing, accounting, and financial reporting processes, generally.

     Audit Committee members have the requisite financial experience to serve on the Audit Committee. The management of the Company has the primary responsibility for the financial statements and reporting process. The independent registered public accounting firm is responsible for conducting and reporting on the audit of the Company's financial statements in accordance with generally accepted auditing standards. The Company's independent registered public accounting firm is ultimately accountable to the Audit Committee. The Board of Directors has adopted a written charter for the Audit Committee, which was attached as Appendix B to the Company's 2004 Proxy Statement. The Board of Directors has determined that Mr. Tashjian meets the Commission's definition of audit committee financial expert.

Audit Committee Report

     In the context of the role of the Audit Committee as outlined above, the Audit Committee has reviewed and discussed the Company's audited financial statements for 2004 with management of the Company. The Audit Committee also discussed with BDO Seidman, LLP the matters required to be discussed by Statement on Auditing Standards ("SAS") No. 61, "Communication with Audit Committees" as amended, the Sarbanes-Oxley Act of 2002, and other matters required by the Audit Committee's charter. The Audit Committee has received the written disclosures and the letter from BDO Seidman, LLP as required by Independence Standards Board Standard No. 1 "Independence Discussions with Audit Committees" and has discussed with BDO Seidman, LLP their independence, including consideration of whether the payment to BDO Seidman, LLP of audit related, tax, and permissible non-audit fees is compatible with maintaining their independence. Based upon its review and discussions with Company management and BDO Seidman, LLP, the Audit Committee has recommended to the Board of Directors that Fred's, Inc. audited financial statements for fiscal 2004 be included in the annual report on Form 10-K for 2004 filing with the Securities and Exchange Commission, and that BDO Seidman be considered for selection as the Company's independent registered public accounting firm for 2005.

     The members of the Audit Committee are not professionally engaged in the practice of accounting or auditing and, as such, rely without independent verification on the information provided to them and on the representations made by management and BDO Seidman, LLP. Accordingly, the Audit Committee's oversight does not provide an independent basis to determine that management has maintained appropriate accounting and financial reporting processes or appropriate internal controls and procedures designed to assure compliance with the accounting standards and applicable laws and regulations. Furthermore, the Audit Committee's reviews and discussions referred to above do not assure that the audit of the Company's financial statements has been carried out in accordance with generally accepted auditing standards, that the Company's audited consolidated financial statements are presented in accordance with generally accepted accounting principles, or that BDO Seidman, LLP is in fact independent.

                                           John R. Eisenman
                                           Roger T. Knox
                                           Thomas H. Tashjian
                                           B. Mary McNabb
                                           Gerald E. Thompson

Nominating Committee

     The Nominating and Governance Committee of the Board of Directors (the "Nominating Committee"), which met one time during the Company's latest fiscal year, recommends nominees for election to the Board by the shareholders at the annual meeting and makes recommendations to the Board of Directors regarding corporate governance matters and practices. The Nominating Committee is comprised of Thomas H. Tashjian, Chairman of the Committee, John R. Eisenman, Roger T. Knox, B. Mary McNabb, and Gerald E. Thompson all of whom meet the independence requirements of NASDAQ listing standards. Members McNabb and Thompson were added to the Committee in April 2005. Nominating Committee members are paid for their services $1,500 per year for Mr. Tashjian, and $750 per year for the other members, plus reasonable expenses for meeting attendance.

     The Nominating Committee identifies candidates for nominees based upon both its criteria for evaluation and the candidate's previous service on the Board. Additionally, the Nominating Committee may use the services of a search company in identifying nominees. Although the Nominating Committee has not determined specific minimum qualifications for its nominees, it evaluates candidates that it has identified based upon:
   -  character, personal and professional ethics, integrity and values;
   -  executive level business experience and acumen;
   - relevant business experience or knowledge (although preference may be shown for experience in or knowledge of the retail industry, it is not a prerequisite);
   - skills and expertise necessary to make significant contributions to the Company, its Board and its shareholders;
   -  business judgment;
   -  availability and willingness to serve on the Board;
   -  independence requirements of Nasdaq listing standards;
   - potential conflicts of interest with the Company or its shareholders taken as a whole; and
   -  accomplishment within the candidate's own field.

     The Nominating Committee has adopted a policy with regard to considering a shareholder's nominee. To submit a nominee for consideration, a shareholder must provide the Nominating Committee:
   - proof of the shareholder's eligibility to submit proposals in accordance with Rule 14a-8(b) of the Exchange Act of 1934, as amended;
   - a complete description of the candidate's qualifications, experience and background; and
   -  the candidate's signed consent to serve on the Board.

     In general, the Nominating Committee will evaluate a candidate identified by a shareholder using the same standards as it uses for candidates it identifies. Before recommending a shareholder's candidate, the Nominating Committee may also:
   -  consider   whether  the  shareholder   candidate  will significantly add
      to the range of talents,  skills and expertise of the Board;
   -  conduct appropriate verifications of the background of the candidate; and
   -  interview the candidate or ask the candidate for additional information.

     The Nominating Committee has full discretion not to include a shareholder's candidate in its recommendation of nominees to the Board. If the Nominating Committee does not recommend a shareholder's candidate to the Board, it will not make public the reason or reasons for its decision.

Compensation Committee

     The Compensation Committee reviews and approves the salaries and cash incentive compensation of executive officers and recommends the grants of stock-based incentive compensation under Fred's long-term incentive plan. The Compensation Committee, which is comprised of Roger T. Knox, Chairman of the Committee, John R. Eisenman, Thomas H. Tashjian, B. Mary McNabb, and Gerald E. Thompson, met five times during the last fiscal year. Members Eisenman, Knox, Reier and Tashjian attended all of the Committee meetings. Members McNabb and Thompson were added to the Committee in April 2005. Compensation Committee members are paid for their services $1,500 per year for Mr. Knox, Chairman and $750 per year for the other members, plus reasonable expenses for meeting attendance. The Board of Directors receives the grant recommendations of the Committee and may approve, amend or reject the grant of restricted stock and stock options recommended by the Committee.

Executive Compensation

     The following table sets forth the cash compensation paid, as well as certain other compensation paid or accrued, to Fred's chief executive officer and to each of the other four most highly compensated executive officers whose aggregate cash compensation exceeded $100,000 during the indicated fiscal years (the "Named Executives").

                           SUMMARY COMPENSATION TABLE

                                                                               Long-Term
                                           Annual Compensation               Compensation
                                          ----------------------       -------------------------
                                                                        Restricted       Option       All Other
Name and                                  Salary           Bonus       Stock Awards      Awards      Compensation
Principal Position          Year           ($)              ($)          ($)(1)            (#)            ($)
------------------       -----------    -----------    -----------     -----------     -----------   --------------

Michael J. Hayes            2004          220,000             --              --         14,000          8,433 (2)
Chairman and                2003          214,615         80,500              --             --            --
Chief Executive Officer     2002          200,000             --              --             --         17,651(2)

John D. Reier               2004          250,000             --         229,050         14,000             --
President                   2003          243,269         80,500              --         60,000             --
                            2002          217,788         77,000              --             --             --

Jerry A. Shore              2004          157,692             --         152,700          6,000             --
Executive Vice President    2003          145,962         55,200              --         27,000             --
Chief Financial Officer -   2002          133,558         52,800              --             --             --

Reggie E. Jacobs            2004          132,000             --         152,700          4,000
Senior Vice President       2003          122,654         36,800              --             --             --
Distribution                2002          114,240         39,600              --                            --

Dennis K. Curtis            2004          128,265             --         152,700          5,000            801 (2)
Executive Vice President-   2003          119,885         12,062              --             --            267 (2)
Store Operations            2002          112,846         26,400              --                            --

-------------------------

(1) The aggregate restricted stock holdings for the above Named Executives, using the January 28, 2005 closing price of $15.56 per share, net of any consideration to be paid, was as follows:

                                       Number              Value
                                       ------             --------
          Michael J. Hayes                --                  --
          John Reier                   15,000             $233,400
          Jerry A. Shore               15,625             $243,125
          Reggie Jacobs                10,000             $155,600
          Dennis K. Curtis             10,000             $155,600

     All restricted stock holdings pay dividends at the same dividend rate as the Company's Common Stock. Jerry A. Shore holdings consist of 5,625 shares issued April 17, 2000 with five year vesting and 10,000 shares issued January 15, 2005 which vest over 10 years or less based on operating performance. All other holdings to named executives were issued January 15, 2005 and vest over 10 years or less based on operating performance.

(2)  Consists of miscellaneous reimbursements.

                        OPTION GRANTS IN LAST FISCAL YEAR

     The following table sets forth information on stock option grants pursuant to the Fred's, Inc. 2002 Long-Term Incentive Plan during the last fiscal year for each of the Named Executives. The Company has not granted any Stock Appreciation Rights.


                                 Individual Grants                                      Potential Realizable
                      ---------------------------------------
                                                                                          Value at Assumed
                                                                                           Annual Rates of
                       Options      % of Total         Exercise                              Stock Price
                      Granted to     Options           or Base                            Appreciation for
                      Employees      Granted            Price         Expiration          Option Term  (1)
                                                                                      ---------------------------
       Name               (#)       in Fiscal Year     ($/Sh)            Date             5% ($)         10% ($)
-----------------     ---------     --------------   ---------         ---------        ---------      ----------
Michael J. Hayes         14,000        4.8              14.60           09/2011           83,182       193,839
John D. Reier            14,000        4.8              14.60           09/2011           83,182       193,839
Jerry A. Shore            6,000        2.1              14.60           09/2011           35,650        83,074
Reggie E.  Jacobs         4,000        1.4              14.60           09/2011           23,766        55,383
Dennis K. Curtis          5,000        1.7              14.60           09/2011           29,708        69,228

(1) The potential gain is calculated from the closing price of Common Stock on the date of grants until the end of the option period at certain assumed rates of appreciation set by the Securities and Exchange Commission. They are not intended to forecast possible future appreciation in the Common Stock and any actual gains on exercise of options are dependent on the future performance of the Common Stock.

     The following table shows the stock option exercises by the Named Executives during the last fiscal year. In addition, this table includes the number of exercisable and unexercisable stock options held by each of the Named Executives as of January 29, 2005. The fiscal year-end value of "in-the-money" stock options is the difference between the exercise price of the option and the fair market value of the Common Stock (not including options with an exercise price greater than the fair market value) on January 28, 2005 (the last trading date before the fiscal year-end), which was $15.56 per share.


                 AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                            AND FY-END OPTION VALUES

                                                       Number of Securities
                           Stock Option Exercises     Underlying Unexercised                     Value of Unexercised
                         Shares                               Options                             In-The-Money Options
                        Acquired             Value          At Fiscal Year-end     (#)             At Fiscal Year-end
                      on Exercise(#)    Realized ($)(1)    Exercisable     Unexercisable    Exercisable       Unexercisable
                      --------------    ---------------    -----------     -------------    -----------       -------------
Michael J. Hayes         32,815            400,680           41,250           14,000          132,276           13,440
John D. Reier           119,531          1,560,258           22,875           68,000           54,113           13,440
Jerry A. Shore               --                 --           31,763           30,300          244,518            5,760
Reggie E. Jacobs          4,068             65,184           22,088           18,850          130,038            3,840
Dennis K. Curtis         13,125            146,729            1,500           18,500               --            4,800

---------------------

(1) "Value Realized" is the difference between the fair market value of the underlying shares on the exercise date and the exercise price of the option.

             COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

     This Compensation Committee report documents the components of Fred's executive officer compensation programs and describes the basis on which fiscal 2004 compensation determinations were made by the Committee with respect to the executive officers of Fred's, including the Named Executives.

Compensation   Philosophy  and  Overall  Objectives  of  Executive  Compensation
Programs

         It is the philosophy of Fred's that executive compensation be linked to improvements in corporate performance and increases in shareholder value. The following objectives have been adopted by the Committee as guidelines for compensation decisions:
  - Provide a competitive total compensation package that enables Fred's to attract and retain key executives.
  - Integrate all pay programs with Fred's annual and long-term business objectives and strategy, and focus executive behavior on the fulfillment of those objectives.
  - Provide variable compensation opportunities that are linked with the performance of Fred's and that align executive remuneration with the interests of shareholders.

Compensation Program Components

     The Committee reviews Fred's compensation program annually to ensure that pay levels and incentive opportunities are competitive and reflect the performance of Fred's. The particular elements of the compensation program for executive officers are further explained below.

     Base Salary - Base pay levels are largely determined through comparisons with other retailing companies. Actual salaries are based on individual performance contributions within a salary structure that is established through job evaluation and job market considerations. Base pay levels for the executive officers are competitive within the middle of a range that the Committee considers to be reasonable and necessary. Various increases in base salary were recommended by the Chief Executive Officer in fiscal 2004 for the other Named Executives, based on performance and competitive considerations, and the Committee considered those recommendations in making its determination.

     Incentive Compensation - Fred's officers are eligible to participate in an annual incentive compensation plan with awards based primarily on the attainment of various specified levels of operating profits. The objective of this plan is to deliver competitive levels of compensation for the attainment of financial objectives that the Committee believes are primary determinants of earnings growth. Targeted awards for executive officers of Fred's under this plan are consistent with targeted awards of other retailing companies of similar size and complexity to Fred's. Specified awards were recommended by the Chief Executive Officer for the other Named Executives of Fred's for fiscal 2004, based upon the Company's performance, and the Committee considered these recommendations in making its determination.

     Fred's Stock Option Program - The Committee strongly believes that by providing those persons who have substantial responsibility for the management and growth of Fred's with an opportunity to increase their ownership of Common Stock, the best interests of shareholders and executives will be closely aligned. Therefore, executives are eligible to receive stock options from time to time, giving them the right to purchase shares of Common Stock in the future at a specified price. The number of stock options granted to executive officers is based on competitive practices, with the value of such options estimated by using a Black-Scholes pricing model.

Discussion of Compensation for the Chief Executive Officer

     The Committee has considered Chief Executive Officer's base salary, incentive compensation and long-term incentives to be less than or equal to the total compensation paid to other executives similarly situated, and has deems his beneficial ownership of Common Stock to provide adequate linkage between the interests of Fred's shareholders and Mr. Hayes' personal interests.

Summary

     After its review of all relevant programs, the Committee continues to believe that the total compensation program for executives of Fred's is competitive with the compensation programs provided by other companies with which Fred's competes. The Committee believes that any amounts paid under the incentive compensation plan will be appropriately related to corporate and individual performance, yielding awards that are linked to the annual financial and operational results of Fred's. The Committee also believes that the stock option program provides opportunities to participants that are consistent with the returns that are generated on behalf of Fred's shareholders.

                                              Roger T. Knox
                                              John R. Eisenman
                                              Thomas H. Tashjian

Employment Agreements

     We have entered into employment agreements with each of Michael J. Hayes and John D. Reier which became effective as of April 30, 2003.

     Michael J. Hayes. Mr. Hayes' employment agreement provides that we will employ him for a period of two years commencing on May 1, 2003 with automatic employment extensions, the latest which expires in May, 2007. The agreement provides that we will pay Mr. Hayes an annual salary of up to $250,000 and that he will participate in any bonus plan of the Company. The Compensation Committee shall annually review his salary and bonus plan. We may terminate Mr. Hayes' employment with or without cause. However, if we terminate this agreement other than for cause, he will receive continued payment of his most recent salary, and other Company-provided benefits, to the end of the term. Mr. Hayes has agreed not to compete with us for a period of six months. In addition, if we terminate Mr. Hayes' employment without cause, we will provide health and dental benefits for Mr. and Mrs. Hayes.

     John D. Reier. Mr. Reier's employment agreement provides that we will employ him for a period of two years commencing on May 1, 2003 with automatic employment extensions, the latest which expires in May, 2007. The agreement provides that we will pay Mr. Reier an annual salary of $250,000 and that he will participate in any bonus plan of the Company. The Compensation Committee shall annually review his salary and bonus plan. We may terminate Mr. Reier's employment with or without cause. However, if we terminate this agreement other than for cause, he will receive continued payment of his most recent salary, and other Company-provided benefits for one year. Mr. Reier has agreed not to compete with us for a period of one year. In addition, if we terminate Mr. Reier's employment without cause, we will provide health and dental benefits for Mr. and Mrs. Reier for five years.



                            1/29/00  2/3/01  2/2/02  2/1/03  1/31/04  1/29/05
                            -------  ------  ------  ------  -------  -------
              Fred's, Inc.    $100    $150    $336    $324    $508     $284
       Nasdaq Retail Trade    $100     $70     $44     $26     $41      $41
Nasdaq Stock Market (U.S.)    $100     $81     $85     $73    $117     $141


Comparison of Cumulative Total Return

     The total cumulative return on investment assumes that $100 was invested in Fred's, the NASDAQ Retail Trade Stocks Index and the NASDAQ Stock Market (U.S.) Index on January 29, 2000, and that all dividends were reinvested.

 PROPOSAL 2 (APPROVE SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM)

     BDO Seidman, LLP audited the Company's consolidated financial statements for the year ended January 29, 2005. BDO Seidman, LLP is an independent registered public accounting firm. The Board of Directors is asking the shareholders to approve the appointment of BDO Seidman, LLP as such independent registered public accounting firm for the fiscal year ending January 28, 2006. Although not required by law, NASDAQ listing standards, or the Company's bylaws, the Board of Directors is submitting the selection of BDO Seidman, LLP to the shareholders for ratification as a matter of good corporate practice. Even if the selection is ratified, the Audit Committee in its discretion may select a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of the Company and its shareholders, including economic considerations.

     The Board of Directors will offer a resolution at the Annual Meeting to ratify this selection. BDO Seidman LLP, which has acted as independent registered public accounting firm of Fred's since July 30, 2004, is expected to be represented at the Annual Meeting, will have the opportunity to make a statement, if they desire to do so, and will be available to respond to appropriate questions.

 THE BOARD OF DIRECTORS RECOMMENDS SHAREHOLDERS VOTE "FOR" THE APPROVAL OF THE SELECTION OF BDO SEIDMAN, LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING
                           FIRM FOR FISCAL YEAR 2005.

Changes in Certifying Independent Registered Public Accounting Firm

     On June 11, 2004, Ernst & Young, LLP ("E&Y") submitted to the Company an engagement letter proposing fiscal 2004 auditing fees which were significantly higher than anticipated by the Company. Therefore, the Company's Audit Committee initiated the process of seeking 2004 quotes from other auditors, and instructed management to attempt to resolve the unanticipated year-end 2003 fee under dispute with Ernst & Young before making a decision on which auditing firm to use for fiscal 2004. On July 1, 2004, E&Y notified the Company that it would resign. The Company's Audit Committee accepted the E&Y resignation on the foregoing basis.

     Each of the audit reports of E&Y on the consolidated financial statements of the Company for each of the years in which they acted as the Company's auditors in the two-year period ended January 31, 2004 did not contain any adverse opinion or disclaimer of opinion, nor were they qualified or modified as to uncertainty, audit scope, or accounting principles.

     During all periods in which E&Y acted as the Company's principal accountant through July 30, 2004, there were no disagreements with E&Y on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedures, which disagreements, if not resolved to the satisfaction of E&Y, would have caused them to make reference to the subject matter of the disagreement in their reports on the consolidated financial statements for such years.

     During the past two fiscal years and through the date of this Report, E&Y has not advised the Company of any reportable events (as defined in Item 304(a)(1)(v) of Regulation S-K), other than E&Y reported to the Company that, in conducting its audit of the 2003 financial statements, it noted weaknesses in certain internal controls. E&Y has not informed the Company that those weaknesses constitute "material weaknesses" as defined by the American Institute of Certified Public Accountants. The weaknesses related to (1) the number and qualifications of corporate accounting personnel, (2) procedures related to accounting for consideration received from vendors, and (3) the financial statement closing process. At the direction of its Audit Committee, the Company had taken steps to address the concerns expressed by E&Y during its work for the Company. Specifically, the Company has enhanced its internal controls by (i) hiring additional skilled accounting staff, including a certified public accountant (who reports directly to the Audit Committee) to oversee internal controls and the Sarbanes-Oxley Act compliance process and engaging a third-party accounting firm experienced in Sarbanes-Oxley Act compliance to assist the Company in achieving timely and complete compliance on a timeline suggested by E&Y, (ii) focused additional personnel and reviews upon accounting for consideration received from vendors, and (iii) instituted more testing of results in the closing process before public reporting of quarterly and fiscal year end results.

     On July 30, 2004, the Company engaged BDO Seidman, LLP ("BDO") as its new certifying accountants. The Company has not consulted with BDO during the two most recent fiscal years and through July 30, 2004 regarding the application of accounting principles to a proposed or completed specified transaction or the type of audit opinion that might be rendered on the Company's consolidated financial statements, where either a written report was provided or oral advice was provided that BDO concluded was an important factor considered by the Company in reaching a decision as to the accounting, auditing or financial reporting issue or as to any disagreement or reportable event as described in
Item 304(a)(1)(iv) and Item 304(a)(1)(v) of Regulation S-K.

Fees Paid to Independent Registered Public Accounting Firms

     The following table sets forth certain fees billed to us by Ernst & Young LLP in fiscal 2004 and fiscal 2003 and BDO Seidman, LLP in fiscal 2004 in connection with various services provided to us throughout those fiscal years:

         Service                     2004 Aggregate Fees Billed         2003 Aggregate Fees Billed
         -------                     --------------------------         --------------------------
         Audit Fees (1)                       $927,036                           $425,000
         Audit-Related Fees (2)                 64,613                                 --
         Tax Fees (3)                           48,275                            244,610
         All Other Fees                             --                                 --

(1) 2004 Aggregate Audit Fees Billed include $ 758,172 to BDO Seidman, LLP and $137,429 to Ernst & Young, LLP. Audit fees include fees and expenses associated with the annual audit of consolidated financial statements, reviews of quarterly financial statements, and Sarbanes-Oxley Section 404 attestation services.

(2) Audit related fees include audits of employee benefit plans, statutory audits of a subsidiary, and consultation on accounting and reporting matters.

(3) Tax fees represent billings for professional services for tax structuring and compliance (including federal, state, and local).

     The Audit Committee has the responsibility to pre-approve all audit and permissible non-audit services provided by our independent registered public accounting firm. Where feasible, the Audit Committee considers and, when appropriate, pre-approves such services at regularly scheduled meetings after disclosure by management as to the nature of the services to be performed and projected fees. The Committee also has authorized its Chairman to consider and, when appropriate, pre-approve audit and non-audit services in situations where pre-approval is necessary prior to the next regularly scheduled meeting of the Audit Committee. Company management and the Chairman must report to the Audit Committee at its next meeting with respect to all services pre-approved by him since the last Audit Committee meeting.

     In fiscal 2004, all audit and permissible non-audit services provided by our independent registered public accounting firms were pre-approved by the Audit Committee.

                                 OTHER BUSINESS

     The Board of Directors knows of no other business which will be presented at the Annual Meeting. If any other matters properly come before the Annual Meeting, it is intended that the persons named in the proxy are authorized by you to act, and will act, in respect thereof in accordance with their best judgment.

                              SHAREHOLDER PROPOSALS

     Shareholder proposals intended to be included in the proxy statement and presented at the 2006 Annual Meeting must be received by the Company no later than January 20, 2006, and the proposals must meet certain eligibility requirements of the Securities and Exchange Commission. Proposals may be mailed to Fred's, Inc., to the attention of the Secretary, 4300 New Getwell Road, Memphis, Tennessee 38118.

                    SOLICITATION OF PROXIES AND COST THEREOF

     The cost of solicitation of the proxies will be borne by the Company. In addition to solicitation of the proxies by use of the mails, employees of the Company, without extra remuneration, may solicit proxies personally or by telecommunications. The Company will reimburse brokerage firms, nominees, custodians and fiduciaries for their out-of-pocket expenses for forwarding proxy materials to beneficial owners and seeking instruction with respect thereto.

     SHAREHOLDERS MAY OBTAIN A COPY OF THE COMPANY'S ANNUAL REPORT ON FORM 10-K AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION WITHOUT CHARGE (EXCEPT FOR EXHIBITS), BY WRITING TO: FRED'S, INC., ATTN: SECRETARY, 4300 NEW GETWELL ROAD, MEMPHIS, TENNESSEE 38118.

                                        By order of the Board of Directors,




                                        Charles S. Vail
                                        Secretary

May 20, 2005

                                  FRED'S, INC.
                               Holiday Inn Express
                               2192 S. Highway 441
                                 Dublin, Georgia

          PROXY FOR THE ANNUAL MEETING OF SHAREHOLDERS - JUNE 15, 2005
           THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

Charles S. Vail and Jerry A. Shore, or either of them with full power of substitution, are hereby authorized to represent and vote all the shares of common stock of the undersigned at the Annual Meeting of the Shareholders of Fred's, Inc., to be held June 15, 2005, at 6:00 p.m., Eastern Daylight Time, or any adjournment thereof, with all powers which the undersigned would possess if personally present, in the following manner:

1. Election of Directors for the term of one year.

 [ ] FOR all nominees listed below         [ ] WITHHOLD ALL AUTHORITY *
 (except as marked to the contrary below)  to vote for all nominees listed below

*INSTRUCTION: TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL NOMINEE, STRIKE THROUGH THE NOMINEE'S NAME BELOW.

        Michael J. Hayes          John R. Eisenman           Roger T. Knox
        John D. Reier             Thomas H. Tashjian         B. Mary McNabb
        Gerald E. Thompson

2. Approval of BDO Seidman, LLP as independent registered public accounting firm of the Company, as described in the Proxy Statement.

             [ ] FOR          [ ] AGAINST           [ ] ABSTAIN


In their discretion, the Proxies are authorized to vote upon such other business (none at the time of the solicitation of this Proxy) as may properly come before the meeting or any adjournment thereof.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" EACH OF THE LISTED PROPOSITIONS.

WHEN PROPERLY EXECUTED, THIS PROXY SHALL BE VOTED AS DIRECTED. IN THE ABSENCE OF A CONTRARY DIRECTION, IT SHALL BE VOTED FOR THE PROPOSALS AND THE PROXIES MAY VOTE IN THEIR DISCRETION UPON SUCH OTHER MATTERS AS PROPERLY MAY COME BEFORE THE MEETING OR ADJOURNMENT THEREOF.

The undersigned acknowledges receipt of Notice of said Annual Meeting and the accompanying Proxy Statement, and hereby revokes all proxies heretofore given by the undersigned for said Annual Meeting. THIS PROXY MAY BE REVOKED AT ANY TIME PRIOR TO VOTING THEREOF.
                                      Dated:                       , 2005
                                            ----------------------

                                      -----------------------------------
                                      Signature of Shareholder

                                      -----------------------------------
                                      Signature of Shareholder (if held jointly)

Please Date this Proxy and Sign Your Name or Names Exactly as Shown Hereon. When signing as an Attorney, Executor, Administrator, Trustee or Guardian, Please Sign Your Full Title as Such. If There Are More than One Trustee, or Joint Owners, All must Sign. Please Return the Proxy Card Promptly Using the Enclosed Envelope.